Exhibit 10.61

QumulusAI Confidential

[PORTIONS HEREIN IDENTIFIED BY [***] HAVE BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE EXCLUDED INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.]

QumulusAI

Subscription Order Form - [***]

This Subscription Order (this “Order”) is by and between The Cloud Minders, Inc. d/b/a QumulusAI (“Company” or “QumulusAI”) and the Customer identified below (“Customer”) (each of Company and Customer, a “Party”) and is effective on the date last signed below (the “Effective Date”). This Order includes and incorporates by reference the General Terms and Conditions (“GTC”) attached hereto and any additional terms, policies, or documents attached or referenced below (collectively, this “Agreement”).

CUSTOMER INFORMATION:
Name/Customer :	[***]	Principal Contact Person :	[***]
Address:	[***]	Title:	[***]
		Phone:	[***]
		Email Address:	[***]

Customer is entering into this Order for a subscription to QumulusAI’s artificial intelligence cloud and GPU infrastructure resources and services as described below (collectively, the “Subscription Services”), and any ad-hoc services described below or otherwise agreed in a written statement of work (the “Ad-Hoc Services” and together with the Subscription Services, the “Services”) as described below:

Subscription Services

Customer subscribes to one hundred and twenty-eight (128) Bare Metal Clustered NVIDIA B300 GPU nodes (“Nodes”) deployed in Company’s Denver, Colorado colocation data center location (“DEN”) solely for Customer and its end-user clients’ internal use and workloads. For the avoidance of doubt, Customer’s use of the Subscription Services to provide AI inference, compute, or related services to Customer’s end-user clients via Customer’s own platform and products is expressly permitted and shall not constitute a violation of Section 1.4(b) of the GTC.

Master Three Year Agreement:

-       This Order establishes a master, three (3) year agreement governing all one hundred and twenty-eight (128) Nodes.

-       Redeployment Rights:

Customer agrees that this Order remains in full force and effect for the full three

(3) year term

Ad-Hoc Services	• N/A

QumulusAI Confidential

Term of Subscription Services

Initial Term: 36 months, beginning on the latter to occur of (i) August 15th, 2026, or (ii) the date on which the Nodes are activated (the “Activation Date”), and ending on the date which is three (3) years following the respective Activation Date of the Nodes

Renewal Term: One or more 12-month periods (each a renewal), unless either Party provides the other Party at least 90 days prior written notice of non-renewal.

Notwithstanding anything to the contrary, the Initial Term shall apply to all one hundred and twenty-eight (128) Nodes.

Fees and Payment Terms

Initial on-boarding and deployment fees:

Deposit

-         17% deposit payable upon Order execution date: $16,926,842.90

-         QumulusAI Agrees to break of the deposit into three payments

-         Deposit 1: Paid 5/6/2026: $7,000,000;

-         Deposit 2: To be paid by 5/8/26: $1,463,421.45

-         Deposit 3: Paid June 15th: $8,463,421.45

Fixed Fee: $3.70 per hour per GPU, payable monthly in advance. Contract based on one hundred and twenty-eight nodes (128), and 1024 GPUs. Monthly billing is based on 730 billable hours in a month. Taxes to be billed, as applicable.

Total Contract

128 nodes x 8 gpus x $3.70/hr/gpu x 730 hrs/month = $2,765,824/month x 36 months

= $99,569,664

Monthly Fee after Deposit:

Total Fee $99,569,664 minus Total Deposit: $16,926,842.88 = $82,642,821.12 divided by 36 months = $2,295,633.92/month Reserved equipment fees: N/A

Data Center Site Location: Denver, Colorado

Minimum fees: N/A

General:

•    Unless otherwise provided herein, all amounts invoiced under this Agreement shall be due and payable within fifteen (15) days following Customer’s receipt of the applicable invoice; provided, however, that invoices for recurring Services billed in advance shall be paid no later than the first (1st) day of the applicable Service period. For the avoidance of doubt, with respect to a Service period beginning May 1 and ending May 31, payment of the applicable invoice must be received no later than April 15.

•      All amounts are in USD currency.

•     Fees are due and payable as described herein. The Deposit shall be fully refundable to Customer in the event that (a) the Nodes are not activated within sixty (60) days following August 15, 2026 for reasons not attributable to Customer, (b) Company materially breaches this Agreement and fails to cure within the applicable cure period, or (c) this Agreement is terminated by Customer pursuant to the Cancellation Trigger in Attachment 1. All other fees are non-refundable except as expressly provided otherwise in the General Terms & Conditions (GTC) together with any “Specific or Additional Terms” in this Agreement supersedes the GTC. Unpaid fees for the remainder of the term accelerate and are immediately due and payable in the event of a Customer default.

QumulusAI Confidential

Specific or Additional Terms

Subscription Services will be subject to the Standard SLA service levels and service level credits described in Attachment 1 to this Order. Service level credits will be Customer’s sole and exclusive remedy for any failure to meet the service levels, except as provided with respect to the Cancellation Trigger. Included by reference, Exhibit A as the 128-node cluster specification.

If the Nodes are not activated by October 15, 2026 (the “Outside Activation Date”) for reasons not attributable to Customer, Customer may terminate this Order upon written notice to

Company and Company shall refund all Deposits and other prepaid amounts within thirty (30) days of such termination. For each day after August 15, 2026 that activation is delayed for reasons not attributable to Customer, the Term of the applicable Services shall be extended on a day-for-day basis, such that the expiration date of the applicable three (3) year Service term shall automatically shift by the number of days of such delay.”

The following sections of the QumulusAI GPU-as-a-Service General Terms and Conditions are hereby deleted in their entirety and replaced with the following:

Section 1.3 - Services Generally

Section 1.3 is amended and restated in its entirety as follows:

“1.3 Services Generally. The “Services” mean the Subscription Services, Ad-Hoc Services, or other service-related obligations which Company agrees to provide in accordance with this Agreement, including related Orders. The Services are designed and intended to facilitate Customer’s artificial intelligence and machine learning (“AI” and “ML”) workloads and projects through cloud, GPU, and other infrastructure and software owned or leased by Company (or its colocation landlords or providers, subcontractors, suppliers, or other third parties) and made available to Customer on a “GPU-as-a-service” basis. The Nodes described in the applicable Order shall be dedicated to Customer’s exclusive use and shall not be shared with or used by other Company customers. Customer will (a) be responsible for connecting to and using the Subscription Services made available to it in accordance with this Agreement,

(b) cooperate with Company to facilitate the provision of the Services, (c) use commercially reasonable efforts to prevent unauthorized access to or use of the Subscription Services and notify Company promptly of any such unauthorized access or use, (d) use the Services only in accordance with this Agreement and applicable laws and regulations, and (e) use commercially reasonable efforts to encrypt Customer Data in transit and at rest, with the understanding that certain AI/ML workloads may require unencrypted data processing on GPUs during active computation.”

Section 1.4 - Restrictions

Section 1.4 is amended and restated in its entirety as follows:

“1.4. Restrictions. Customer will not (and will not permit any of its affiliates, contractors, or users to): (a) make any Services available to any third party other than as contemplated by this Agreement or expressly authorized in writing by Company, (b) resell, lease, distribute, transfer, or otherwise make available the Subscription Services on a time-sharing or service bureau basis, provided that Customer’s use of the Subscription Services to deliver Customer’s own products and services to Customer’s end-user clients shall not be deemed a violation of this clause. This carve-out shall be deemed incorporated into all current and future Orders issued under this Agreement and shall survive any amendment, restatement, or expiration of this Order. No future Order shall be interpreted to restrict Customer’s right to serve its end-user clients using the Services unless Customer expressly agrees to such restriction in writing, (c) use or access the Subscription Services (including any API, software, or cross connection relating to the Subscription Services) in any way that threatens the integrity, performance, or availability of the Subscription Services for other customers or users, (d) attempt to gain unauthorized access to the Subscription Services or any network, service data, or other system Customer is not authorized to access, including any data stored or processed therein, (e) decompile, disassemble, or reverse engineer the Subscription Services, in whole or in part, (f) use or reference the Subscription Services to develop or offer a competing service or product, (g) probe, scan, or test the vulnerability of any network, service, or system without proper and prior authorization, or (h) access any network, service, data, or other system that it is not authorized to access.”

QumulusAI Confidential

Section 1.6 - Suspension

Section 1.6 is amended and restated in its entirety as follows:

“1.6. Suspension. Company, in addition to its remedies under this Agreement or pursuant to applicable law, reserves the right to suspend or throttle Services in the event Company reasonably believes: (i) Customer is in violation of the Agreement, provided, however, that Company will make reasonable efforts under the circumstances to provide Customer an opportunity to cure such breach; (ii) Customer or Customer’s activities relating to the Services are in violation of any applicable law or regulation; (iii) it is required to suspend Services under applicable law, regulation, government order, or investigation; or (iv) continuing to provide the Services would result in significant risk of damage to Company, the Company’s (or applicable third party’s) power or other infrastructure, or other Company customers or their equipment or data. Prior to any suspension under clause (i) of this Section 1.6, Company shall provide Customer with at least ten (10) business days’ prior written notice and an opportunity to cure, except where immediate suspension is reasonably necessary to prevent imminent harm to Company’s infrastructure or other customers. If Company is unable to demonstrate reasonable cause for any suspension under this Section 1.6, then during any period of suspension, Customer’s fee obligations shall be equitably reduced on a pro-rata basis for the affected Services. Company shall use commercially reasonable efforts to minimize the duration and scope of any suspension. In the event any suspension is determined to have been not permitted under this Agreement or without reasonable basis, Company shall be liable for Customer’s direct damages arising therefrom, otherwise, the Company will have no liability for any damages or losses that Customer may incur as a result of any suspension or throttling of Services pursuant to this Section”

Section 2.1 - General

Section 2.1 is amended and restated in its entirety as follows:

“2.1. General. Customer acknowledges and understands that use of the Services involves processing and transmitting Customer data, content, materials, and other information (“Customer Data”), and Customer is responsible for all decisions and compliance matters relating to such Customer Data, including encrypting and obtaining any required third-party consents relating thereto, and determining the suitability of the Services for Customer Data. All Customer Data will be considered proprietary to Customer, and Customer is the controller thereof. Company does not review or validate Customer Data and only uses Customer Data for the limited purpose of performing the Services, if applicable, or as otherwise authorized under this Agreement, and will not attempt to decrypt any encrypted Customer Data. As and if provided in an Order, the Parties will enter into a supplemental mutually agreed data processing addendum if required by applicable law. Company assumes no responsibility or liability for Customer Data, except to the extent arising solely from Company’s breach of its express obligations under this Agreement, willful misconduct, or gross negligence.

Customer Data does not include anonymized, aggregated infrastructure or equipment processing metrics that do not identify Customer or contain Customer Data, which Company may use solely to improve or perform the Services.

Company shall not use any such metrics for marketing, benchmarking against identified customers, or sale to third parties.”

QumulusAI Confidential

Section 2.2 - Company Responsibilities

Section 2.2 is amended and restated in its entirety as follows:

“2.2. Company Responsibilities. Company will maintain reasonable and appropriate safeguards and procedures designed to prevent unauthorized access to or use of the environment associated with the Subscription Services, including the hardware and cloud environment generally relating to the Services. Orders may include additional details regarding each Party’s data security obligations. Company represents that it is in the process of obtaining and, upon completion, shall maintain throughout the Term, SOC 2 Type II compliance (or an equivalent industry-standard certification) and shall provide Customer with a copy of its most recent SOC 2 report upon reasonable written request, no more than once annually following completion of such certification. Company shall notify Customer within seventy-two (72) hours after discovering any Security Incident, defined as unauthorized access to or unauthorized disclosure of Customer Data or the systems hosting Customer Data. Company shall provide Customer with reasonable cooperation and information regarding any such Security Incident.”

Section 2.4 - End of Term; Data Transfer

Section 2.4 is amended and restated in its entirety as follows:

“2.4. End of Term; Data Transfer. Upon the termination or expiration of the Agreement, and subject to payment of all undisputed amounts then due and owing, Company will transfer to Customer a copy of any Customer Data in Company’s possession or control within thirty (30) days following such termination or expiration (or otherwise upon Customer’s reasonable request). Company shall have no obligation to store Customer Data following termination or expiration of the Agreement, but may do so subject to a mutually agreed storage fee. Following completion of any requested data transfer, Company will use commercially reasonable efforts to delete Customer Data remaining in its possession or control; provided, however, that Company may retain archival or backup copies solely for legal compliance, disaster recovery, or archival purposes in accordance with its standard retention practices. As between the Parties, all Subscription Service resources, including GPUs, servers, networking equipment, and related hardware, shall remain the property of Company or its applicable designee.”

QumulusAI Confidential

Section 4.1 - Fees

Section 4.1 is amended and restated in its entirety as follows:

“4.1. Fees. In consideration for the rights granted, Customer will pay to Company, without offset or deduction, the fees and expenses described in the Order (or otherwise published in Company’s current documentation if no Order was executed or is in effect). Excess use beyond any usage limits (or below a minimum commitment), as and if set out in an Order, will be subject to additional applicable fees. Fees shall not increase during the Initial Term. Upon any renewal term, fees may increase by no more than the greater of (i) three percent (3%) or (ii) the percentage increase in the Consumer Price Index (CPI-U) over the preceding twelve-month period. Company shall provide written notice (via email to Customer’s designated contact) of any fee increase at least sixty (60) days prior to the applicable renewal term. All fees and other amounts paid or payable by Customer under this Agreement are non-refundable and non-cancellable, except as otherwise expressly provided in these GTC or an Order.”

For the avoidance of doubt, the fee protections set forth in this Section 4.1 shall apply to all Orders issued under this Agreement during the Initial Term and any renewal term, and shall supersede any conflicting provisions in the General Terms and Conditions.

Company shall not increase fees applicable to any Order mid-term without Customer’s prior written consent.

Section 4.3 - Payment

Section 4.3 is amended and restated in its entirety as follows:

“4.3. Payment. Unless otherwise provided in an applicable Order, all fees shall be due and payable within fifteen (15) calendar days after issuance of the applicable invoice by Company, and recurring charges may be invoiced in advance. If Customer disputes any invoiced amount in good faith, Customer shall notify Company in writing of the disputed amount and the basis for such dispute within five (5) days following receipt of the applicable invoice. Customer shall timely pay all undisputed amounts when due. Customer may withhold payment of specifically identified disputed amounts that are subject to a good faith dispute pending resolution of the dispute; provided, that (i) the Parties shall engage in good faith efforts to resolve such dispute within ten (10) days following Customer’s notice thereof, (ii) Customer shall not withhold more than fifteen percent (15%) of each applicable invoice amount, regardless of the total amounts disputed under said invoice, and (iii) Customer shall not withhold payment for Services that are not directly affected by the dispute. If any dispute is resolved in Company’s favor, Customer shall promptly pay the disputed amount together with interest thereon at the rate set forth in Section 4.4, calculated from the original due date.

Any amounts paid and subsequently determined to be subject to a dispute shall be applied toward resolution of the dispute or credited against future Service fees, as applicable.”

Section 4.4 - Late Payment

Section 4.4 is amended and restated in its entirety as follows:

QumulusAI Confidential

“4.4. Late Payment. Any late payment will be subject to (A) a late administration charge equal to the greater of Two Hundred Fifty Dollars ($250) or five percent (5%) of the overdue amount, assessed upon the first day of delinquency, and (B) interest at a rate of one and one-half percent (1.5%) per month, compounding monthly, on all unpaid amounts, including accrued late charges and interest, from the due date until paid in full (or the maximum amount permitted by applicable law, if less), however, Company may waive these late charges under clause (A) if Customer pays annually in advance within five (5) days after notice of the administration charge described above or provides other assurances or deposits reasonably acceptable to Company and continues to be in compliance with its payment obligations for the remainder of the term. Customer will also be liable for any reasonable attorneys’ fees or other costs associated with collecting late payments. In the event Customer fails to timely pay more than two (2) times during the term for reasons other than bona fide disputes, Company may require Customer to prepay fees on a twice annual basis; if Customer refuses to do so, Company may terminate and redeploy the applicable resources and Services, at Company’s option, and without limiting other rights and remedies.”

Section 5.4 - Company Indemnification Obligations

Section 5.4 is amended and restated in its entirety as follows:

“5.4. COMPANY INDEMNIFICATION OBLIGATIONS. Company shall indemnify, defend, and hold harmless Customer, its affiliated entities, and their respective employees, officers, contractors, and agents (collectively, the “Customer Indemnified Parties”) from and against any third-party claim, and any resulting liabilities, judgments, damages, settlements, costs, and reasonable attorneys’ fees arising therefrom, to the extent arising out of or relating to: (i) any allegation that the Services, as provided by Company, directly infringe any third-party intellectual property rights, except to the extent arising from Customer Data, Customer’s designs or specifications, Customer’s AI, ML, software, models, workloads processed through the Services, or third-party hardware or software specified, required, or otherwise directed by Customer in writing, including third party hardware or software commonly used in the industry and implemented, purchased, or leased by Company in connection with such direction; or (ii) the gross negligence or willful misconduct of Company. If any portion of the Services become, or in Company’s opinion is likely to become, the subject of a claim of infringement of any third party intellectual property rights, then Company, at its option and expense, may: (a) procure for Customer the right to continue using such portion of the Services, (b) replace or modify such portion of the Services so that it becomes non-infringing, or (c) terminate this Agreement or the applicable Order or Service. The obligation of Company, as set forth under this Section 5.4 shall not apply to the extent any such claims arise from: (1) Customer’s use of the Services in violation of this Agreement; (2) Customer Data; (3) Customer-provided designs, specifications, software, AI or ML models, or workloads; or (4) third-party hardware or software specified or required by Customer. Notwithstanding anything to the contrary, Customer’s sole and exclusive remedies against Company and the Company Indemnified Parties for intellectual property infringement are as set forth in this Section

5.4. If Company elects to terminate pursuant to clause (iii) above as its cure, Company shall refund to Customer all prepaid fees (including the Deposit) allocable to the terminated portion of the Services for the period following termination, and Customer shall have no further payment obligations for the terminated Services.”

QumulusAI Confidential

Section 5.6.1 - Limitation of Liability

Section 5.6.1 is amended and restated in its entirety as follows:

“5.6.1. IN NO EVENT SHALL EITHER PARTY (OR ANY OF THEIR RESPECTIVE AFFILIATES OR SUPPLIERS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LOSS OF BUSINESS, REVENUE, PROFITS, SAVINGS, OPPORTUNITIES, GOODWILL, OR DATA, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SERVICES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THE EXCLUSION OF INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, AND CONSEQUENTIAL DAMAGES SHALL NOT APPLY TO: (i) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT; OR (ii) EITHER PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE.”

Section 5.6.3 - Exceptions to Limitations of Liability

Section 5.6.3 is amended and restated in its entirety as follows:

“5.6.3. THE FOREGOING CAP AND OTHER LIMITATIONS OF LIABILITY WILL NOT APPLY TO A PARTY’S WILLFUL MISCONDUCT, UNAUTHORIZED USE OR DISCLOSURE OF THE SERVICES OR RELATED INTELLECTUAL PROPERTY OR INFORMATION, INDEMNIFICATION OBLIGATIONS, OR EITHER PARTY’S PAYMENT OBLIGATIONS FOR FEES.”

Section 6.2 - Termination

Section 6.2 is amended and restated in its entirety as follows:

“6.2. Termination. Either Party may terminate this Agreement (or the impacted Order(s)) without liability if the other Party materially breaches the terms of this Agreement and the breaching Party fails to cure the breach within thirty (30) days of receipt of notice from the non-breaching Party. However, Customer may not terminate the entire Agreement or any Order unrelated to such breach pursuant to this Section merely because of breach relating to a specific Order. In the event Company terminates all or portion of the Services Company shall use commercially reasonable efforts to mitigate its damages, including by redeploying the applicable resources. For the avoidance of doubt, Company’s obligation to mitigate shall apply only to the extent Company’s damages exceed the total amount of the initial Deposit(s) paid by Customer. In all cases, Company’s recoverable damages shall be no less than the greater of (i) Company’s actual lost revenue, less amounts reasonably mitigated plus any reasonable collection costs, or (ii) the total amount of the initial Deposit(s) paid by Customer that has not been applied in respect of the Services as of the effective date of termination.”

Section 6.3 - Termination for Convenience by Customer

Section 6.3 is amended and restated in its entirety as follows:

“6.3. Termination for Convenience by Customer. If Customer is charged solely on an  actual usage basis and without any minimum commitment under an applicable Order, Customer may cease using the applicable Services and terminate such Order for convenience, and the remainder of this Section 6.3 shall not apply to such Order.

QumulusAI Confidential

Except as expressly provided above or in an applicable Order, Customer may not terminate any Service or portion thereof for convenience prior to the expiration of the applicable Term, and all fees shall remain non-cancellable and non-refundable, except in the event of Customer’s proper termination for Company’s uncured material breach or as otherwise expressly provided in an applicable Order. Customer acknowledges and agrees that the foregoing restrictions on termination and the non-cancellable nature of the fees are reasonable in light of Company’s upfront capital expenditures, infrastructure commitments, and reliance upon Customer’s contractual commitments relating to the Services.”

Section 7.1 - Miscellaneous

Section 7.1 is amended and restated in its entirety as follows:

“7.1. Miscellaneous. The relationship between the Parties under this Agreement is that of independent contractors and not partners, joint venturers, or agents. Customer may not assign this Agreement or any Order without the prior written approval of Company, except to an affiliate or successor with equal or better credit rating and net worth and that is reasonably acceptable to Company (and any Company financing source). Neither Party may assign this Agreement or any Order without the prior written consent of the other Party (not to be unreasonably withheld), except that either Party may assign to an affiliate or successor by merger or acquisition, provided that (i) the assignee assumes all obligations under this Agreement, (ii) the assigning Party provides written notice within thirty (30) days, and (iii) in the case of Company’s assignment, Customer may terminate this Agreement without penalty if the assignee is a direct competitor of Customer. For the avoidance of doubt, no affiliate of Company shall be deemed a direct competitor of Customer for purposes of this provision. For the further avoidance of doubt, it shall be reasonable for Company to withhold consent to any proposed assignment based on concerns regarding the creditworthiness, financial condition, or payment risk profile of the proposed assignee, as determined by Company in its reasonable discretion. Notwithstanding the foregoing, Company may assign its right to collect payment as a collateral assignment for the benefit of its creditors. This Agreement states the entire understanding between the Parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations and other written or oral communications between the Parties with respect to the subject matter of this Agreement. No waiver of any breach of this Agreement, will be effective unless in writing and signed by an authorized representative of both Parties. Company may request revisions and updates to these GTC from time to time consistent with how its on-line terms evolve generally for all customers on its website; these revisions and updates will only apply as and if mutually agreed in writing through an amendment negotiated in good faith. If Customer does not agree to requested revision, Customer may not be eligible for a renewal provided that (i) no GTC revision shall take effect during the Initial Term without Customer’s written consent, and (ii) any termination by Company due to Customer’s refusal to accept a GTC revision shall not trigger any acceleration of fees, early termination penalties, or other payment obligations beyond fees accrued for Services already rendered. Otherwise, this Agreement may not be modified or amended without written agreement of the Parties. If any portion of any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, then such unenforceable portion of the provision will be deemed severed from this Agreement, the validity and enforceability of the remaining portion of the provision and the other provisions of this Agreement will not be affected or impaired, and this Agreement will be amended in order to effect, to the maximum extent allowable by law, the original intent of such provision. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, excluding choice of law principles. All disputes arising out of or related to the Agreement shall be finally settled under the rules of commercial arbitration of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The place of arbitration shall be Wilmington, Delaware, or by mutual agreement conducted virtually. The arbitration shall be conducted in English. The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs, including the costs of the arbitration. Judgment on any arbitral award may be entered in any court having jurisdiction. Except with respect to Customer’s payment obligations, neither Party will be liable for, nor will either Party be considered in breach of this Agreement due to any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of third party equipment or communications (including the Internet or other environment), power or other utility, original equipment manufacturers, suppliers or servicing parties, labor or supply problem, unavailability of equipment or parts or any other cause which could not have been prevented by the non-performing Party with reasonable care. Company shall not use Customer’s name, logo, or trademarks in any marketing materials, customer lists, or references without Customer’s prior written consent, which may be granted or withheld in Customer’s sole discretion. If there is a conflict between these GTC and an Order, the Order takes precedence solely with respect to such Order; if there is a conflict between any document referenced or attached to an Order, and the main body of that Order or these GTC, the Order takes precedence followed by these GTC.”

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The Parties have caused their duly authorized representatives to execute this Agreement as of the dates set forth below.

CUSTOMER: [***]	COMPANY: QumulusAI

By (Signature): [***]	By (Signature): /s/ Scott Krosnowski

Name (Printed):	Name (Printed): Scott Krosnowski
[***]

Title: [***]	Title: Chief Financial Officer

Date: 5/11/2026	Date: 5/11/2026

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Exhibit A

Ethernet Network Cluster:

Cisco Design

(128) Lenovo B300 Servers

Components | Description | Qty

8xB300 GPU Servers

2x Intel Xeon 6740P 48C 270W 2.1GHz Processor

2 TB Memory

8x3.84TB storage drives

2x960GB OS drives

QumulusAI Confidential

QumulusAI
GPU-as-a-Service

General Terms and Conditions

BY ENTERING INTO AN ORDER, CLICKING “I AGREE”, OR ACCESSING OR USING QUMULUSAI, INC. (“COMPANY” OR “QUMULUSAI”) CLOUD, GPUS, INFRASTRUCTURE, OR OTHER SERVICES, YOU AGREE TO THESE GENERAL TERMS AND CONDITIONS (“GTC”). THESE GTC ALONG WITH ANY REGISTRATION INFORMATION OR SELECTIONS YOU MAKE ON COMPANY’S PORTAL OR ANY COMPANY ORDER SIGNED BY YOU AND COMPANY REFERENCING THESE GTC FORM A LEGALLY BINDING AGREEMENT (COLLECTIVELY, THIS “AGREEMENT”). “YOU” OR “CUSTOMER” MEANS THE ENTITY IDENTIFIED AS THE CUSTOMER IN THE ORDER, AND THE APPLICABLE INDIVIDUAL ASSOCIATED WITH SUCH CUSTOMER REPRESENTS AND WARRANTS HE/SHE HAS AUTHORITY TO BIND SUCH CUSTOMER.

1.	SERVICES.

1.1.    Subscription Services. Subject to the other provisions of this Agreement and payment of all applicable fees, Company will make available to Customer on a limited, non-sublicensable, and non-transferable basis access to and use of the applicable Subscription Services, including any GPUs and other resources in connection therewith, in accordance with the applicable Order and Company’s then current published documentation, acceptable use, and other policies, rules, and guidelines for the Subscription Services solely for Customer’s internal purposes and any limitations or restrictions in this Agreement, including the applicable Order(s). Customer will comply with such documentation, acceptable use, and other policies, rules, and guidelines in connection with its use of the Subscription Services.

1.2.    Ad-Hoc Services. Customer may order, and Company will use commercially reasonable efforts to provide, mutually agreed consulting, remote hands, or other professional or non-recurring services as described in any Order or statement of work agreed by the Parties (“Ad-Hoc Services”). Ad-Hoc Services do not include Subscription Services.

1.3.    Services Generally. The “Services” mean the Subscription Services, Ad-Hoc Services, or other service related obligations which Company agrees to provide in accordance with this Agreement, including related Orders. The Services are designed and intended to facilitate Customer’s artificial intelligence and machine learning (“AI” and “ML”) workloads and projects through cloud, GPU, and other infrastructure and software owned or leased by Company (or its colocation landlords or providers, subcontractors, suppliers, or other third parties) and made available to Customer on an “GPU-as-a-service” basis. Unless expressly agreed otherwise on an Order, applicable hardware and other resources will not be segregated or dedicated to Customer’s Services and may be used by other Company customers. Customer will (a) be responsible for connecting to and using the Subscription Services made available to it in accordance with this Agreement, (b) cooperate with Company to facilitate the provision of the Services, (c) use commercially reasonable efforts to prevent unauthorized access to or use of the Subscription Services and notify Company promptly of any such unauthorized access or use, (d) use the Services only in accordance with this Agreement and applicable laws and regulations, and (e) not provide Company access to unencrypted data, unless expressly agreed otherwise in writing on a case by case basis.

1.4.    Restrictions. Customer will not (and will not permit any of its affiliates, contractors, or users to): (a) make any Services available to any third party other than as contemplated by this Agreement or expressly authorized in writing by Company, (b) resell, lease, distribute, transfer or otherwise make available the Subscription Services on a time-sharing or service bureau basis, (c) use or access the Subscription Services (including any API, software, or cross connection relating to the Subscription Services) in any way that threatens the integrity, performance, or availability of the Subscription Services for other customers or users, (d) attempt to gain unauthorized access to the Subscription Services or any network, service data, or other system Customer is not authorized to access, including any data stored or processed therein, (e) decompile, disassemble, or reverse engineer the Subscription Services, in whole or in part, (f) use or reference the Subscription Services to develop or offer a competing service or product, (g) probe, scan, or test the vulnerability of any network, service, or system without proper and prior authorization, or (h) access any network, service, data, or other system that it is not authorized to access.

1.5.    Ownership. Except for Customer’s limited right to access and use the Subscription Services as expressly described in this Agreement, Company or its licensors, landlords, or lessors own and reserve all rights, title, and interest in and to the Subscription Services (except for Customer Data processed on the GPUs). Customer has no ownership, leasehold, or other similar rights in or to any part of the Subscription Services, and hereby waives, and agrees not to assert, any such rights. This Agreement is not an agreement of sale or a lease - it is purely a service agreement. Any improvements, derivative works, modifications, or enhancements relating to the Subscription Services or any component thereof (whether created alone or jointly) will be solely and exclusively owned by Company (or its landlords, lessors or licensors), except as otherwise provided below. Customer hereby assigns and agrees to assign to Company any rights, title and interest in and to any feedback, suggestions, ideas, improvements, derivative works, modifications, enhancements, or improvements to the Services that Customer or its representatives provide or develop. Customer will execute and deliver (or cause its representatives to execute and deliver) any additional documents deemed reasonably necessary or appropriate to perfect, maintain, protect, or enforce Company’s rights described above and the intent of this Section. NOTWITHSTANDING THE FOREGOING, CUSTOMER RETAINS OWNERSHIP OF CUSTOMER DATA AND CUSTOMER’S AI AND ML ALGORITHMS, MODELS, AND SIMILAR INTELLECTUAL PROPERTY RELATING TO CUSTOMER’S BUSINESS AND OPERATIONS, AND COMPANY ASSERTS NO RIGHTS IN OR TO THE FOREGOING

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1.6.    Suspension. Company, in addition to its remedies under this Agreement or pursuant to applicable law, reserves the right to suspend or throttle Services in the event Company reasonably believes: (i) Customer is in violation of the Agreement, provided, however, that Company will make reasonable efforts under the circumstances to provide Customer an opportunity to cure such breach; (ii) Customer or Customer’s activities relating to the Services are in violation of any applicable law or regulation; (iii) it is required to suspend Services under applicable law, regulation, government order or investigation; or (iv) continuing to provide the Services would result in significant risk or damage to Company or the Company’s (or applicable third party’s) power or other infrastructure, or other Company customers or their equipment or data. Company will have no liability for any damages or losses that Customer may incur as a result of any suspension or throttling of Services pursuant to this Section.

1.7.    Third Party Hardware or Facilities. Certain components of the Services may be dependent on, or subject to, third party rules, restrictions, terms, or warranties. The Parties will cooperate in complying with the foregoing in connection with the provision and receipt of the Services. Company may reasonably substitute equivalent or similar components from time to time, so long as such does not have a material adverse impact on Customer’s use of the Services.

1.8.    Third Party Materials. Certain items of software code, data, or content provided with, or needed to access or use, the Services may be subject to “open source,” “free software,” “creative common” or similar licenses (“Third Party Material”), a list of which is available in the applicable documentation relating to the Services, as necessary. The Third Party Material is not subject to the terms and conditions of this Agreement, except for this Section, the disclaimer of warranties and the limitations of liability. Instead, each item of Third Party Material is licensed under the terms of the license that accompanies such Third Party Material. Nothing in this document limits Customer’s rights under, or grants Customer rights that supersede, the terms and conditions of any applicable license for the Third Party Material, including any rights to copy, modify, or distribute Third Party Material under the applicable license. If Company makes modifications to such Third Party Material and if the applicable license requires that such modifications be made available and Company does not already publish such modifications via the applicable Third Party Material community, then Company will make its modifications available on its website or as otherwise required.

2.	CUSTOMER DATA AND SECURITY.

2.1.    General. Customer acknowledges and understands that use of the Services involves processing and transmitting Customer data, content, materials, and other information (“Customer Data”), and Customer is responsible for all decisions and compliance matters relating to such Customer Data, including encrypting and obtaining any required third party consents relating thereto, and determining the suitability of the Services for Customer Data. All Customer Data will be considered proprietary to Customer, and Customer is the Controller thereof. Company does not review or validate Customer Data and only uses Customer Data for the limited purpose of performing the Services, if applicable, or as authorized under this Agreement, and will not attempt to un-encrypt any encrypted Customer Data. As and if provided in an Order, the Parties will enter into a supplemental mutually agreed data processing addendum if required by law. Company assumes no responsibility or liability for Customer Data, except to the extent arising solely from Company’s breach of its express obligations under this Agreement, willful misconduct, or gross negligence. Customer Data does not include general infrastructure or equipment processing metrics related to managing and improving the Services generally, which Company may use to improve or perform the Services and for any other lawful purpose.

2.2.    Company Responsibilities. Company will maintain reasonable and appropriate safeguards and procedures designed to prevent the unauthorized access to or use of the environment associated with the Subscription Services, including hardware and the cloud environment generally relating to the Services. Orders may include additional details on each Party’s data security obligations.

2.3.    Customer Responsibilities. Customer shall (i) use commercially reasonable security precautions in connection with the use of the Services, (ii) require its end users and customers to use commercially reasonable security precautions; and (iii) encrypt Customer Data (especially personal information) as appropriate. Customer is responsible for backup and recovery of Customer Data. Customer shall ensure it has the right and authority to process and transmit Customer Data as contemplated by this Agreement. Customer agrees to notify Company promptly upon becoming aware of any unauthorized access to, or unauthorized disclosure of, the Services or Customer Data that it becomes aware of that could adversely impact Company and collaborate to address such event or circumstance.

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2.4.    End of Term; Data Transfer. Upon the termination or expiration of the Agreement and subject to payment of all amounts then due and owing, Company will transfer a copy of Customer Data in Company’s possession or control, if any, to Customer within thirty (30) days following any termination or expiration (or otherwise upon Customer’s reasonable request). Company is not obligated to store any Customer Data following the termination or expiration, but may do so for a mutually agreed storage fee. Company will use reasonable efforts to delete any Customer Data in its control or possession thereafter, but may retain archival copies for archival purposes only. As between the Parties, Subscription Service resources, including GPUs and hardware, will remain Company’s (or its designee’s) property.

3.	CONFIDENTIAL INFORMATION.

All confidential information will be held in confidence, and the receiving Party will take all steps reasonably necessary to preserve the confidentiality of the confidential information of the other Party. The disclosing Party’s confidential information will not be used or disclosed by the receiving Party for any purpose except (a) as necessary to exercise rights or perform obligations under this Agreement, or (b) as required by law, provided that the other Party is given a reasonable opportunity to obtain a protective order. The receiving Party will limit its use of and access to the disclosing Party’s confidential information to only those of its employees or representatives whose responsibilities require such use or access. The receiving Party will advise all such employees and representatives, before they receive access to or possession of any of the disclosing Party’s confidential information, of the confidential nature of the confidential information and require them to abide by the terms of this Section. Either Party may disclose this Agreement to its actual or potential investors, creditors, professional advisors, or attorneys who are subject to a duty of confidentiality. Company’s confidential information includes the Subscription Services.

4.	PAYMENTS.

4.1.    Fees. In consideration for the rights granted, Customer will pay to Company, without offset or deduction, the fees and expenses described in the Order (or otherwise published in Company’s current documentation if no Order was executed or is in effect). Excess use beyond any usage limits (or below a minimum commitment), as and if set out in an Order, will be subject to additional applicable fees. Fees may increase as provided in an Order, annually, and on each renewal term. Company will use reasonable efforts to provide notification of such increase at least thirty (30) days in advance; notification may occur through an invoice or email or posting on Company’s platform or portal relating to the Services. All fees and other amounts paid or payable by Customer under this Agreement are non-refundable and non-cancellable, except as otherwise expressly provided in these GTC or an Order.

4.2.    Taxes. The fees and other amounts payable by Customer to Company do not include any taxes of any jurisdiction that may be assessed or imposed upon the Services, excluding only taxes based upon Company’s net income. Customer will directly pay any such taxes assessed. Customer will promptly reimburse Company for any taxes payable or collectable by Company (other than taxes based upon Company’s net income).

4.3.    Payment. Unless otherwise provided in an Order, all fees will be due and payable within fifteen (15) calendar days after an invoice is issued by Company, and any recurring charges may be invoiced in advance. If Customer has a good faith dispute about any amount invoiced, Customer must timely notify Company thereof within ten (10) days of receipt of the invoice, and the Parties will thereafter seek to resolve such dispute in good faith before the due date. Customer must timely pay all amounts not subject to a dispute as described above, and may only withhold disputed amounts for a period of up to five (5) days after the due date, unless otherwise agreed in writing as the Parties seek to resolve such dispute. Amounts paid and subject to a dispute will be applied to address the dispute once it is resolved, or applied to future Service fees, as applicable.

4.4.     Late Payment. Any late payment will be subject to (A) a late administration charge of the greater of $250 and 10% of the amount of the late payment for the first day late, and (B) 1.5% per month thereafter compounding on the late amount and any unpaid late charges or interest (or the maximum amount permitted by law if less); however, Company may waive these late charges under clause (A) if Customer pays annually in advance within five (5) days after notice of the administration charge described above or provides other assurances or deposits reasonably acceptable to Company and continues to be in compliance with its payment obligations for the remainder of the term. Customer will also be liable for any reasonable attorneys’ fees or other costs associated with collecting late payments. In the event Customer fails to timely pay more than two times during the term, Company may require Customer pay annually in advance; if Customer refuses to do so, Company may terminate and redeploy the applicable resources and Services, at Company’s option, and without limiting other rights and remedies.

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5.	DISCLAIMERS, LIMITED WARRANTY, INDEMNITY, AND LIMITATION OF LIABILITY

5.1.     Company Warranty. Company represents and warrants to Customer that: (a) to the best of Company’s knowledge, it has sufficient rights to grant the subscriptions and rights described in this Agreement, and it has obtained any required authorizations and consents from applicable organizations to provide such subscriptions and rights, (b) its execution, delivery and performance under the Agreement does not conflict with any agreement, instrument or understanding to which it is a party or by which it may be bound, and (c) all Services will conform to generally accepted industry standards. In the event any Services or resources relating thereto do not meet or exceed the warranty in clause (c), Company will use reasonable efforts to timely correct such deficiency, which may include having GPU or other original equipment manufacturers repair or replace such resources pursuant to applicable warranties. However, the Parties acknowledge and agree that GPUs, hardware, and other resources have a limited useful life and may not meet evolving industry standards after initial deployment due to advancements in technology, and such event(s) or circumstance(s) are not a breach, and does not require Company to acquire new, refreshed, or additional GPUs, hardware, or other resources. If Customer desires any such new, refreshed, or additional GPUs, hardware, or other resources, Customer will be required to enter into a mutually agreed Order for additional fees.

5.2.    Customer Warranty. Customer represents and warrants that: (i) it has full power and authority to enter into this Agreement and each Order, (ii) the execution of this Agreement or any Order does not violate any agreement to which Customer is a party, and (iii) its use of the Services will be consistent with industry norms and not violate the requirements of this Agreement. Customer further represents and warrants that it does and shall comply with all applicable federal, state and local laws and regulations in ordering, using, or receiving the Services, including, without limitation, applicable laws and regulations related to (x) the storage, transmission and use of Customer Data, (y) import, re-import, export, and re-export control laws and regulations, and (z) anti-bribery.

5.3.     Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, THE SERVICES ARE MADE AVAILABLE “AS IS” AND “AS AVAILABLE” AND COMPANY DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, INTEROPERABILITY, WARRANTIES THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR FREE, OR NON-INFRINGING, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICE. CUSTOMER ACKNOWLEDGES THAT THERE ARE INHERENT RISKS IN AI DATA PROCESSING, HARDWARE (INCLUDING GPUS), NETWORKS, AND INTERNET CONNECTIVITY THAT COULD RESULT IN OUTAGES, INTERRUPTION, DESTRUCTION, DISCLOSURES, LOSSES, OR OTHER RISK. COMPANY ASSUMES NO LIABILITY FOR ANY INTERRUPTION, DAMAGE, THEFT, OR LOSS RESULTING FROM EVENTS OR CIRCUMSTANCES OUTSIDE OF ITS CONTROL TO THE MAXIMUM EXTENT PERMITTED BY LAW.

5.4.     Company Indemnification Obligations. Company shall indemnify and defend Customer, Customer’s affiliated entities and its employees, officers, contractors and agents (collectively, “Customer Indemnified Parties”) from and against any claim, brought against Customer Indemnified Parties by a third party, and all liability, judgment, or cost, including reasonable attorneys’ fees arising out of such claim, to the extent such claims arise from or relate to (i) intellectual property infringement directly arising from the provision of the Services by Company, except to the extent arising from Customer Data, Customer’s designs or specifications, Customer’s AI, ML, or software processed by the Services, or third party hardware or software commonly used in the industry (even if purchased or leased by Company), or (ii) or any gross negligence or willful misconduct by Company. If any portion of the Services become, or in Company’s opinion is likely to become, the subject of a claim of infringement of any third party intellectual property rights, then Company, at its option and expense, may: (i) procure for Customer the right to continue using such portion of the Services, or (ii) replace or modify such portion of the Services so that it becomes non-infringing, or (iii) terminate this Agreement or the applicable Order or Service. The obligation of Company, as set forth above, does not apply where Customer’s use of the Services is not strictly in accordance with the terms of this Agreement, or to the extent caused in whole or in part by Customer Data or third-party hardware or software. Notwithstanding anything to the contrary, Customer’s sole and exclusive remedies against Company and the Company Indemnified Parties for intellectual property infringement are as set forth in this Section 5.4.

5.5.     Customer Indemnification Obligations. Customer shall indemnify and defend Company, Company’s affiliated entities and its employees, officers, contractors and agents (collectively, “Company Indemnified Parties”) from and against any claims brought against Company Indemnified Parties by a third party (including any regulatory or governmental authority) and all liability, judgment, or cost, including reasonable attorney’s fees arising therefrom, to the extent arising from or relate to the following (i) Customer’s technology, business, or operations, including Customer’s use of the Services or responsibilities relating to the Customer Data, except to the extent arising from Company’s willful misconduct or gross negligence, (ii) or any gross negligence or willful misconduct by Customer, or (iii) Customer’s failure to have the necessary rights or consents relating to Customer Data.

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5.6.	Damage Limitation.

5.6.1

IN NO EVENT WILL EITHER PARTY (OR ANY OF THEIR AFFILIATES OR SUPPLIERS) BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION ANY LOSS OF OPPORTUNITIES, REVENUE OR SAVINGS OR DATA) ARISING IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES BASED ON ANY THEORY OF CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHERWISE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.6.2

EACH PARTY’S (INCLUDING THEIR AFFILIATES OR SUPPLIERS) TOTAL LIABILITY UNDER THIS AGREEMENT OR RELATING TO THE SERVICES OR ANY ORDERWILLUNDERNO CIRCUMSTANCES EXCEED THE AVERAGE ANNUAL FEES ACTUALLY PAID FOR THE SPECIFIC SERVICE OR ORDER GIVING RISE TO LIABILITY (THE “CAP”). THIS IS AN AGGREGATE CAP AND NOT A PER CLAIM OR EVENT CAP.

5.6.3

5.6.3 THE FOREGOING CAP AND OTHER LIMITATIONS OF LIABILITY WILL NOT APPLY TO A PARTY’S WILLFULMISCONDUCT, UNAUTHORIZED USE OR DISCLOSURE OF THE SERVICES OR RELATED INTELLECTUAL PROPERTY OR INFORMATION,INDEMNIFICATION OBLIGATIONS, OR CUSTOMER’S PAYMENT OBLIGATIONS (INCLUDING PAYMENT OF ANY OR ALL REMAINING FEES FOR THE REMAINDER OF THE TERM).

5.6.4

5.6.4 WITH RESPECT TO COMPANY’S OBLIGATIONSRELATINGTO INDEMNIFICATION, CUSTOMER DATA, A DATA PROTECTION ADDENDUM, ATTACHMENT OR AGREEMENT (IF ANY), DATA SECURITY, PRIVACY OR SIMILAR MATTERS, COMPANY’S (AND ITS AFFILIATES’ AND SUPPLIERS’) AGGREGATE LIABILITY SHALL NOT EXCEED ONE HUNDRED FIFTY PERCENT (150%) OF THE AVERAGE ANNUAL FEES FOR THE SERVICES OR ORDERS GIVING RISE TO SUCH LIABILITY, AND THE CAP IN SECTION 5.6.2 SHALL NOT APPLY.

6.	TERM, TERMINATION, AND SURVIVAL.

6.1.     Term and Renewals. The initial term will be as specified in the applicable Order, except as otherwise provided below. If an initial term is not specified in an Order, the initial term will be twelve (12) months. The term will automatically renew for additional twelve (12) month periods thereafter, unless otherwise provided in the Order or a Party provides the other Party at least 90 days’ written notice of non-renewal. These GTC will remain in effect so long as there is at least one Order in effect, and the expiration or termination of any Order will not impact other Orders, unless expressly provided otherwise in applicable Orders (e.g., interrelated Orders for a particular co-location facility may be coterminous or have cross termination provisions).

6.2.     Termination. Either Party may terminate this Agreement (or the impacted Order(s)) without liability if the other Party materially breaches the terms of this Agreement and the breaching Party fails to cure the breach within thirty (30) days of receipt of notice from the non-breaching Party. However, Customer may not terminate the entire Agreement or any Order unrelated to such breach pursuant to this Section merely because of breach relating to a specific Order. In the event Company terminates all or portion of the Services (e.g., for Customer’s non-payment), Customer shall promptly pay Company the fees for the remainder of the originally contemplated term (or renewal term then in effect) in a lump sum plus any reasonable collection costs

6.3.     Termination for Convenience by Customer. If Customer is only charged on an actual usage basis and without any minimum commitment in an Order, then Customer may cease using the applicable Services and terminate such Order for its convenience and the remainder of this Section 6.3 is not applicable to that Order. Except as provided above or in an Order, Customer may not otherwise terminate any Service or portion thereof for its convenience prior to the end of the applicable term and all fees are non-cancellable and non-refundable, unless Customer is properly terminating for Company’s uncured material breach or as otherwise described in an Order. Fees are non-cancellable and terminations by Customer are restricted as described above due to Company’s upfront capital costs and reliance on Customer’s commitment (if any), and Customer agrees this is fair and reasonable given the nature of the Services and such investments by Company.

6.4.     Survival. Any terms and conditions, including without limitation disclaimers and limitations of liability, will continue to apply after termination or expiration as necessary to give effect to the intent of this Agreement. Upon termination or expiration, Customer will cease using and accessing the Services and each Party will return or destroy the other Party’s confidential or proprietary information in its possession or control.

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6.5.    Colocation Facilities. In the event any Company leased colocation facility relating to the Services is subject to casualty or destruction or rights relating thereto are terminated or expire for any reason, Company will have the right to relocate resources, at Company’s expense, including GPUs and equipment related to the Services, to an alternative facility, and the Parties will collaborate to mitigate the adverse impacts thereof.

7.       MISCELLANEOUS. The relationship between the Parties under this Agreement is that of independent contractors and not partners, joint venturers or agents. Customer may not assign this Agreement or any Order without the prior written approval of Company, except to an affiliate or successor with equal or better credit rating and net worth and that is reasonably acceptable to Company (and any Company financing source). Company may assign this Agreement or any Order, including its rights to collect payment, in connection with any financing, merger, acquisition, reorganization, or sale of all or substantially all of its assets relating to the Services or as a collateral assignment for the benefit of its creditors. This Agreement states the entire understanding between the Parties with respect to its subject matter, and supersedes all prior proposals, marketing materials, negotiations and other written or oral communications between the Parties with respect to the subject matter of this Agreement. No waiver of any breach of this Agreement, will be effective unless in writing and signed by an authorized representative of both Parties. Company may request revisions and updates to these GTC from time to time consistent with how its on-line terms evolve generally for all customers on its website; these revisions and updates will only apply as and if mutually agreed in writing through an amendment negotiated in good faith. If Customer does not agree to requested revision, Customer may not be eligible for a renewal and Company may terminate on ninety (90) days’ notice. Otherwise, this Agreement may not be modified or amended without written agreement of the Parties. If any portion of any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, then such unenforceable portion of the provision will be deemed severed from this Agreement, the validity and enforceability of the remaining portion of the provision and the other provisions of this Agreement will not be affected or impaired, and this Agreement will be amended in order to effect, to the maximum extent allowable by law, the original intent of such provision. This Agreement will be construed and enforced in accordance with the laws of the State of Georgia excluding choice of law. All disputes arising out of or related to the Agreement shall be finally settled under the rules of commercial arbitration of the American Arbitration Association by one (1) arbitrator appointed in accordance with such rules. The place of arbitration shall be Atlanta, Georgia. The arbitration shall be conducted in English. The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, its reasonable attorneys’ fees and costs, including the costs of the arbitration. Judgment on any arbitral award may be entered in any court having jurisdiction. Except with respect to Customer’s payment obligations, neither Party will be liable for, nor will either Party be considered in breach of this Agreement due to any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of third party equipment or communications (including the Internet or other environment), power or other utility, original equipment manufacturers, suppliers or servicing parties, labor or supply problem, unavailability of equipment or parts or any other cause which could not have been prevented by the non-performing Party with reasonable care. Customer authorizes Company to use Customer’s name in any routine list of Company Customers and as a reference. If there is a conflict between these GTC and an Order, the Order takes precedence solely with respect to such Order; if there is a conflict between any document referenced or attached to an Order, and the main body of that Order or these GTC, the Order takes precedence followed by these GTC.

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ATTACHMENT 1: SERVICE LEVELS